Exhibit 99.1

For further information contact:

Alan L. Rubino, CEO

973.532.8000 or arubino@emisphere.com

Michael R. Garone, CFO

973.532.8005 or mgarone@emisphere.com

EMISPHERE TECHNOLOGIES ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER 2014

ROSELAND, NJ, November 14, 2014 — Emisphere Technologies, Inc. (OTCBB: EMIS) (“Emisphere” or the “Company”) today announced its financial results for the quarter ended September 30, 2014. The Company will host a conference call this morning at 8:30 AM ET to discuss these results.

The live webcast of the conference call can be accessed through the Company’s website at: www.emisphere.com. The live conference call dial-in number is 1 (877) 303-9483 (United States and Canada) or 1 (760) 666-3584 (International). In addition, an archive of the webcast can be accessed through the same link and an audio replay of the call will be available beginning at 11:30 AM ET today through November 27, 2014 by calling 1 (855) 859-2056 (United States and Canada) or 1 (404) 537-3406 (International). The conference replay PIN is 34272613.

THIRD QUARTER 2014 FINANCIAL RESULTS

Emisphere reported a net loss of $14.4 million, or $0.24 per basic and diluted share for the quarter ended September 30, 2014, compared to a net loss of $1.7 million, or $0.03 per basic and diluted share for the quarter ended September 30, 2013.

The Company reported an operating loss of $2.1 million for the third quarter 2014, compared to an operating loss of $1.8 million for the same period in 2013.

Total operating expenses were $2.1 million for the third quarter 2014, an increase of $0.4 million or 20 percent compared to the same period in 2013. Total operating expenses include research and development costs of $0.2 million, which was equivalent to the same period in 2013, and general and administrative expenses of $1.9 million (an increase of $0.4 million, or 24 percent compared to the same period in 2013 due primarily to a $0.3 million increase in professional services costs related to financing and note restructuring and a $0.1 million increase in sales and marketing expenses). Other expense for the third quarter of 2014 was $12.3 million compared to other income of $0.0 million for the third quarter of 2013, an increase of $12.3 million, due to an increase in the fair value of derivative instruments of $11.8 million, and a $0.5 million increase in interest expense.

YEAR TO DATE FINANCIAL RESULTS

The Company reported a net loss of $25.8 million, or $0.43 per basic and diluted share, for the nine months ended September 30, 2014, compared to a net loss of $18.1 million, or $0.30 per basic and diluted share, for the nine months ended September 30, 2013.

An operating loss of $6.0 million was reported for the nine months ended September 30, 2014, compared to $5.3 million for the same period last year. Total operating expenses were $6.0 million for the nine months ended September 30, 2014, an increase of approximately $0.7 million, or 14 percent compared to $5.3 million for the same period last year. Total operating expenses include research and development costs of $0.9 million and general and administrative expenses of $5.1 million, compared to $0.6 million and $4.6 million respectively, for the same period last year.

The Company reported other non-operating expense of $21.5 million for the nine months ended September 30, 2014, compared to other non-operating expense of $12.9 million for the same period last year, an increase of $8.6 million, due primarily to a $7.4 million change in the fair value of derivative instruments, and a $1.2 million net increase in interest and other expense.

A state income tax benefit for 2013 of approximately $1.7 million was received and recognized during the first quarter 2014 from the proceeds from the sale of approximately $20.8 million of New Jersey net operating losses through the Technology Business Certificate Transfer Program, sponsored by the New Jersey Economic Development Authority.

Weighted average basic and diluted shares outstanding for the periods ended September 30, 2014 and September 30, 2013 were 60,687,478.

LIQUIDITY

As of September 30, 2014, Emisphere had approximately $4.0 million in cash, a net decrease of $0.1 million from December 31, 2013, approximately $4.4 million working capital deficiency, a stockholders’ deficit of approximately $112.4 million and an accumulated deficit of approximately $514.6 million.

On August 20, 2014 the Company reached agreement with MHR Fund Management LLC, and certain of its affiliated funds (“MHR”), to finance the upcoming launch of the Company’s first commercial prescription product, oral Eligen® B12 in the United States through a new loan facility (the “Loan Agreement”), and to amend the terms of the Company’s existing obligations under various promissory notes previously issued to MHR to extend the maturity dates of such promissory notes.

Under the terms of the Loan Agreement, Emisphere may borrow, at specified times and based on the attainment of specified performance milestones, up to an aggregate of $20.0 million to finance the development, manufacturing, marketing and sales of its oral Eligen® B12 prescription product. The new loan facility will mature on December 31, 2019 and bear interest at a rate of 13 percent per year. The first borrowing under the Loan Agreement occurred on August 20, 2014 in an original principal amount of $5.0 million, and the second occurred on November 4, 2014 in an original principal amount of $3 million. Subject to achieving certain operational milestones relating to the timely manufacture and commencement of sales of Eligen B12, of which there can be no assurance, the Company may request three additional borrowings under the Loan Agreement as follows: up to $5.0 million in the first quarter of 2015, up to $5.0 million in the second quarter of 2015, and up to $2.0 million in the third quarter of 2015.

Management believes that with the funding made available through the Loan Agreement, assuming attainment of the milestones, the Company will have sufficient capital to support the commercial launch of oral Eligen® B12 in the U.S. market and to continue operations through the end of 2015. The Company’s future capital requirements beyond 2015 and financial success depend largely on the commercial success of the oral Eligen® B12 prescription product and the Company’s ability to leverage existing partnerships and secure new partnering opportunities.

The Company is pursuing several courses of action to obtain additional capital resources including the global commercialization of B12, seeking new partnerships, seeking new product development opportunities, and leveraging existing partnerships.

PRODUCT DEVELOPMENTS

The Company continues to emphasize the commercialization of oral Eligen® B12, seek new high-value partnerships, evaluate new prescription Medical Foods commercial opportunities, reprioritize the product pipeline, and promote new uses for the Eligen® Technology. Oral Eligen® B12 (1000 mcg) is a prescription product intended for use by B12 deficient individuals. All key oral Eligen® B12 launch initiatives are in progress and the product is on schedule to be introduced in the U.S. during the first quarter 2015. Oral Eligen® B12 is covered by patent protection in the U.S. through approximately 2029. Additionally, the Company is currently engaged in multiple licensing discussions to offer oral Eligen® B12 in key ex-U.S. global markets.

By building on the oral Eligen® B12 Prescription Product, the Company intends to establish a sound product portfolio platform on which to expand its B12 therapeutic franchise as well as expand internal new product development with new therapeutic agents. The Company will also continue to develop its existing drug delivery carrier partnerships and expand its carrier business by seeking out and engaging in new global licensing opportunities.

In addition to our oral Eligen® B12 Prescription Product, Emisphere’s pipeline includes a broad range of product candidates in different stages of development. Most notably, Novo Nordisk is using Emisphere’s Eligen® Technology to develop oral formulations of Novo Nordisk’s insulin and GLP-1 receptor agonists. During December 2013, Novo Nordisk announced that it had initiated its first Phase II clinical trial with a long-acting oral GLP-1 analog.

In addition to the foregoing, the Company is continuing to pursue a number of pre-clinical programs in collaboration with other companies, as well as projects on its own, using the Company’s proprietary Eligen® Technology to improve the oral absorption of selected molecules.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is specialty pharmaceutical company preparing to commence commercial operations. The Company is currently preparing to launch its first prescription product, oral Eligen® B12, in the U.S. Beyond Eligen® B12, the Company utilizes its proprietary Eligen® Technology to create new oral formulations of therapeutic agents. Emisphere is currently partnered with global pharmaceutical companies for the development of new orally delivered therapeutics. For more information, please visit www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release or oral statements made by representatives of Emisphere relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the success of the Company’s commercialization initiatives, the sufficiency of the Company’s cash position, the Company’s ability to enter into strategic partnerships, the Company’s ability to capture market share for any potential products, the Company’s ability and/or that of its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” identified in the documents Emisphere has filed, or will file, with the Securities and Exchange Commission (“SEC”). Copies of Emisphere’s filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Emisphere expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Emisphere’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

# # #

EMISPHERE TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the three and nine months ended September 30, 2014 and 2013

(in thousands, except share and per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
Net Sales	$—	$—	$—	$—

Costs and expenses:
Research and development	229	243	880	614
General and administrative	1,887	1,516	5,113	4,631
Depreciation and amortization	4	2	11	6
Loss on fixed assets	—	—	—	10

Total costs and expenses	2,120	1,761	6,004	5,261

Operating loss	(2,120)	(1,761)	(6,004)	(5,261)

Other non-operating income (expense):
Other income	(3)	5	8	70
Change in fair value of derivative instruments
Related party	(10,585)	1,255	(16,730)	(9,252)
Other	148	66	(35)	(91)
Interest expense, related party	(1,813)	(1,285)	(4,722)	(3,592)

Total other non-operating income (expense)	(12,253)	41	(21,479)	(12,865)

Loss before income tax benefit	(14,373)	(1,720)	(27,483)	(18,126)
Income tax benefit	—	—	1,684	—

Net loss	$(14,373)	$(1,720)	$(25,799)	$(18,126)

Net loss per share, basic and diluted	$(0.24)	$(0.03)	$(0.43)	$(0.30)

Weighted average shares outstanding, basic and diluted	60,687,478	60,687,478	60,687,478	60,687,478

EMISPHERE TECHNOLOGIES, INC.

BALANCE SHEETS

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$3,986	$4,053
Inventories	694	230
Prepaid expenses and other current assets	354	622

Total Current Assets	5,034	4,905
Equipment and leasehold improvements, net	29	40
Security deposits	24	34

Total assets	$5,087	$4,979

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable - related party, net of discount	$—	$556
Accounts payable and accrued expenses	1,011	1,539
Derivative instruments
Related party	7,830	3,638
Others	575	540
Other current liabilities	—	30

Total current liabilities	9,416	6,303

Notes payable - related party, net of discount	40,461	32,523
Accrued interest	671	—
Derivative instruments - Related party	25,312	11,331
Deferred revenue, non-current	41,616	41,616
Deferred lease liability	9	7

Total liabilities	117,485	91,780

Commitments and contingencies	—	—
Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 4,000,000 shares at June 30, 2014 and 2,000,000 shares at December 31, 2013; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 400,000,000 shares at June 30, 2014 and 200,000,000 shares at December 31, 2013; issued 60,977,210 shares (60,687,478 outstanding) as of September 30, 2014 and December 31, 2013	610	610
Additional paid-in-capital	405,503	405,300
Accumulated deficit	(514,559)	(488,759)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(112,398)	(86,801)

Total liabilities and stockholders’ deficit	$5,087	$4,979